Exhibit 5.1

Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 S. Seventh Street Minneapolis, Minnesota 55402 +1 612 766 7000 main +1 612 766 1600 fax

March 5, 2021

Digi International Inc.

9350 Excelsior Blvd., Suite 700

Hopkins, Minnesota 55343

Ladies and Gentlemen:

We have acted as counsel to Digi International Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a prospectus supplement dated March 3, 2021 (the “Prospectus Supplement”) to the prospectus dated March 2, 2021 (together, the “Prospectus”) relating to the offer and sale by the Company, pursuant to that certain Purchase Agreement dated March 3, 2021 (the “Purchase Agreement”), by and between the Company and Piper Sandler & Co., as representative of the several underwriters named in Schedule I thereto (the “Underwriters”), of 3,500,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), together with 525,000 shares of Common Stock for which the Underwriters have been granted an option to purchase (collectively, the “Shares”). The Prospectus forms a part of the Company’s registration statement on Form S-3 (No. 333-253781) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

We have examined the Registration Statement, the Prospectus, the Purchase Agreement, the amended and restated by-laws of the Company, as amended to date, the restated certificate of incorporation of the Company, as amended to date, and the proceedings taken by the Company in connection with the authorization of the Shares. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records and other records, agreements, documents, certificates and instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company, without any independent verification thereof. We have also examined such authorities of law as we have deemed relevant as a basis for our opinions.

In rendering the opinions set forth below, we have assumed the accuracy, truthfulness and completeness of all public records of the Company and of all information, representations, warranties and certifications contained in the agreements, documents, instruments, certificates and records we have reviewed, without verification thereof, and the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon and subject to the foregoing and to the additional qualifications, assumptions and limitations stated herein, we are of the opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares, and upon payment therefor and delivery thereof in accordance with the terms of the Purchase Agreement, the Shares will be validly issued, fully paid and nonassessable (i) if in the event issued as certificated shares, when certificates representing such Shares have been duly executed by the Chairman, the Chief Executive Officer, the President or a Vice President of the Company and by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Company, countersigned and registered by the Company’s transfer agent and registrar and delivered on behalf of the Company, or (ii) if in the event issued as uncertificated shares, upon book entry registration and issuance thereof by the Company’s transfer agent and registrar.

Digi International Inc.

March 5, 2021

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law, and we express no opinion as to the effects of any other laws.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed as of the date hereof and thereby incorporated by reference into the Registration Statement and the Prospectus and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is furnished to you in connection with the filing of the Prospectus Supplement. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is given as of the date hereof, and we assume no responsibility for updating this opinion or the opinions or statements set forth herein to take into account any event, action, interpretation or change in law occurring subsequent to the date hereof that may affect the validity of any such opinions or statements.

Very truly yours,

FAEGRE DRINKER BIDDLE & REATH LLP

By:	/s/ Amy C. Seidel
Amy C. Seidel, Partner